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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE:


         ABMC COMPLETES $2.55 MILLION PRIVATE PLACEMENT OF COMMON SHARES

KINDERHOOK, NY, August 23, 2001 - American Bio Medica Corporation (NASDAQ:ABMC) today announced it has completed the private placement of 2.55 million newly-issued common shares, together with warrants to purchase 1.27 million shares of common stock at $1.05 per share, for gross proceeds of $2.55 million. ABMC estimates its net proceeds, after deducting the placement agent's commission and the expenses of the offering, will be approximately $2.3 million. Brean Murray & Co., Inc., New York, NY, acted as exclusive placement agent in the offering.

Robert L. Aromando, Jr., Chairman and Chief Executive Officer of ABMC, commented "We continue to aggressively pursue sales opportunities to achieve our business objectives and the proceeds of this offering will enable us to fund expansion of our manufacturing capacity to meet expected market and customer demands."

About American Bio Medica Corporation

American Bio Medica Corporation develops, manufactures and markets inexpensive, accurate on-site drugs-of-abuse diagnostic kits, sprays and support services worldwide. The company's global distributors target the workplace, physicians, corrections, clinical and educational markets. ABMC's Drug Detector(TM) identifies minute traces of illegal drugs on surfaces, while the company's Rapid Drug Screen(TM) tests individuals and is proven to correlate greater than 99% with the standard laboratory screening test.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risk and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, intellectual property rights and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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